Exhibit 10.10
TRANSITION AGREEMENT

    This Transition Agreement (the “Agreement”) is entered into by and among Sheila Gujrathi, M.D. (“Executive”), Gossamer Bio Services, Inc. (the “Gossamer Services”), and Gossamer Bio, Inc. (“Parent,” and together with Gossamer Services, collectively the “Company”), effective as of the Effective Date (as defined below).

Recitals
    WHEREAS, Executive is a party to that certain offer letter dated as of January 4, 2018, with the Company (the “Offer Letter”);

    WHEREAS, Executive’s employment with the Company will terminate effective as of November 16, 2020 (the “Termination Date”); and

    WHEREAS, Executive acknowledges that, but for her agreement to execute this Agreement, she would not be eligible for the Termination Benefits (as defined below).

    NOW THEREFORE, in consideration of, and subject to, the Termination Benefits payable to Executive described in Section 3 below, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

Agreement
1.    Effective Date. This Agreement shall not become effective unless both of the following events have occurred: (a) execution of this Agreement by Executive, and (b) expiration of the revocation period applicable under Section 4(e) below without Executive having given notice of revocation. The date on which this Agreement becomes effective shall be referred to in this Agreement as the “Effective Date.” Unless the Effective Date occurs on or before the date that is sixty (60) days following the Termination Date, this Agreement shall be null and void. The parties agree that any material or immaterial changes to this Agreement shall not extend the deadline for the occurrence of the Effective Date.
2.    Termination of Employment.
    (a)    The Termination Date will be the termination date of Executive’s employment with the Company and any of its affiliates for all purposes, including active participation in and coverage under all benefit plans and programs sponsored by or through the Company and its affiliates except as provided in this Agreement. Executive hereby confirms her termination from all positions she holds with the Company and any of its affiliates, including her position as Chief Executive Officer and as a member of the boards of directors of Parent, Gossamer Services and their affiliates, effective as of the Termination Date. In accordance with applicable law, on the Termination Date, the Company will issue to Executive her final paycheck, reflecting (i) her earned but unpaid base salary through the Termination Date, and (ii) all accrued, unused vacation or paid time off due Executive through the Termination Date.
    (b)    The Company will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of her job duties prior to the Termination Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Termination Date.
    (c)    Subject to Section 3(d) below, Executive’s entitlement to health benefits from the Company, and eligibility to participate in the Company’s health benefit plans, shall cease on the last day of the calendar month during which the Termination Date occurs, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for herself and any covered dependents. Executive’s entitlement to other benefits from the Company, and eligibility to participate in the Company’s other benefit plans and programs, shall cease on the Termination Date.
    (d)    Executive shall continue to serve as a consultant to the Company following the Termination Date pursuant to the terms and conditions of the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”).
3.    Termination Benefits. In consideration for Executive’s agreement to be bound by the terms of this Agreement, including but not limited to the release of claims in Section 4, but subject to Executive’s compliance with Section 5, including Section 5(d) regarding the return of Company property, the Company agrees to provide Executive with the following termination benefits (the “Termination Benefits”):
        (a)    Continued payment of Executive’s base salary at the rate in effect on the Termination Date for a period of twelve (12) months following the Termination Date, in accordance with the Company’s then-current payroll policies and practices. The Termination Benefits under this clause (a) shall commence with the first payroll period following the Effective Date (the “Payment Date”), and the first payment shall include all accrued amounts from the Termination Date, provided that if the period during which Executive may deliver the release required hereunder spans two (2) calendar years, the Payment Date shall be no earlier than January 1, 2021 and in all events all payments under this clause (a) will be paid to Executive prior to December 31, 2021;

        (b)     Payment of an incentive bonus amount of $276,676, payable on the Payment Date, but in no event more than sixty (60) days following the Termination Date;

        (c)     Executive holds shares of Parent’s common stock consisting of a portion of the Restricted Shares, the Anti-Dilution Shares and the Additional Shares (each as defined in the Offer Letter) (the “Existing Equity”) originally issued to Executive pursuant to certain stock issuance or restricted stock purchase agreements, and, in the case of a portion of the Existing Equity, subjected to vesting as set forth in the Offer Letter (collectively, the “Restricted Stock Agreements”). As of the Termination Date, a portion of the shares of the Existing Equity remain unvested and subject to forfeiture restrictions under the Restricted Stock Agreements (the “Restricted Stock”). Effective as of the Effective Date, the vesting of such number of shares of Restricted Stock as would have vested during the eighteen (18) month period following the Termination Date in accordance with the Restricted Stock Agreements shall vest on an accelerated basis (the “Accelerated Equity”). Other than the Accelerated Equity, Executive hereby agrees and acknowledges that, notwithstanding any provisions in any other agreement between Executive and the Company to the contrary, including the Restricted Stock Agreements and any other equity award agreements between the Company and Executive and all equity plans maintained by Parent, on the Termination Date, all other equity awards held by Executive (including any unvested Restricted Stock not eligible to vest on the Effective Date pursuant to the preceding sentences) and all stock options or restricted stock units (whether vested or unvested) held by Executive and outstanding as of the Termination Date shall be cancelled, surrendered and forfeited by Executive for no consideration immediately upon the Termination Date;

        (d)     Provided Executive timely elects and remains eligible for coverage pursuant to COBRA, payment or reimbursement to Executive of an amount equal to the full monthly premium for COBRA continuation coverage under the Company’s medical plans as in effect on the Termination Date with respect to the level of coverage in effect for Executive and her eligible dependents as of the Termination Date, on a monthly basis on the first business day of the calendar month next following the calendar month in which the applicable COBRA premiums were paid, with respect to the period from the Termination Date until the earlier of (i) twelve (12) months following such date and (ii) the date Executive becomes eligible for coverage under a subsequent employer’s medical plan.

    The Termination Benefits shall be the exclusive severance benefits to which Executive is entitled, unless Executive has breached the provisions of this Agreement, in which case Section 5(e) shall apply. Executive understands that Executive will not be entitled to the Termination Benefits under this Agreement if the Effective Date does not occur on or before the date that is sixty (60) days following the Termination Date, or in the event Executive breaches the terms of this Agreement. Executive acknowledges that, other than the compensation set forth in Section 2 above paid to her as provided therein and the Termination Benefits set forth in this Section 3, she has or will have received all wages, accrued but unused vacation or paid time off, and other benefits due her as a result of her employment or service with and termination from the Company.

4.    Release.
(a)    On behalf of herself, her heirs, executors, administrators, successors and assigns, Executive hereby fully and forever generally releases and discharges Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company Releasees”) from any and all claims, causes of action, and liabilities up through the date of her execution of the Agreement (except with respect to Termination Benefits under this Agreement and any other rights that she has accrued under the employee benefit plans and equity award plans of the Company). The claims subject to this Agreement include, but are not limited to, those relating to Executive’s employment with Company and/or any predecessor to Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity.
    (b)    The parties agree to apply California law in interpreting the Agreement. Accordingly, Executive further waives any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY, AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

    (c)    This Agreement does not extend to, and has no effect upon, (i) any benefits that have previously accrued, and to which Executive has become vested or otherwise entitled to, under any agreement, employee benefit plan, program or policy sponsored or maintained by the Company; (ii) Executive’s right to indemnification and/or contribution, advancement or payment of related expenses by the Company under any written indemnification or other agreement between the parties; (iii) Executive’s right to continued coverage by the Company’s director’s and officer’s insurance, other insurance policies of the Company, COBRA or any similar state law; (iv) any claims for breach of this Agreement; (v) any claims arising after the date Executive signs this Agreement; (vi) Executive’s right to communicate or cooperate with any government agency; and (vii) any other claims which, by law, may not be released.

    (d)    In understanding the terms of the Agreement and her rights, Executive has been advised to consult with an attorney of her choice prior to executing the Agreement. Executive understands that nothing in the Agreement will prohibit her from exercising legal rights that are, as a matter of law, not subject to waiver, such as: (i) her rights under applicable workers’ compensation laws; (ii) her right, if any, to seek state disability or unemployment benefits; (iii) her right to indemnity under California Labor Code section 2802 or other applicable state-law right to indemnity; and (iv) her right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. Moreover, Executive will continue to be indemnified for my actions taken while employed by the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Indemnification Agreement between her and the Company, if any, and she will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as are other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware.

    (e)    Executive agrees that she has had at least twenty-one (21) calendar days in which to consider whether to execute the Agreement, no one hurried Executive into executing the Agreement during that period and no one coerced Executive into executing the Agreement. Executive understands that the offer of the Termination Benefits and this Agreement will expire on the twenty-second (22nd) calendar day after the Termination Date if Executive has not accepted it by that time. Executive further understands that the Company’s obligations under the Agreement will not become effective or enforceable until the eighth (8th) calendar day after the date Executive signs the Agreement provided that Executive has timely delivered it to the Company, and that in the seven (7) day period following the date Executive delivers a signed copy of the Agreement to the Company, Executive understands that Executive may revoke her acceptance of the Agreement. Executive understands that the Termination Benefits will become available to her at such time after the Effective Date as provided in this Agreement.

    (f)    Executive represents and warrants that she is the sole owner of all claims relating to her employment or service with the Company and/or with any predecessor of the Company and that she has not assigned or transferred any claims relating to her employment or service to any other person or entity. Executive understands and agrees that the Agreement will not be construed at any time as an admission of liability or wrongdoing by either the Company or Executive.

5.    Restrictive Covenants.

    (a)    PIIA. Executive hereby expressly reaffirms her obligations under the Company’s Proprietary Information and Inventions Assignment Agreement between Executive and the Company, which is attached hereto as Exhibit B and incorporated herein by reference (“PIIA”), and agrees that such obligations shall survive the Termination Date. Notwithstanding any other provision in the PIIA or any other agreement between Executive and the Company, Company Confidential Information shall not include any information that (i) is or becomes generally used in the industry or publicly available through lawful means and absent any wrongful conduct by Executive or others; (ii) any information that was known by Executive or lawfully in Executive’s possession prior to Executive’s employment with the Company; and (iii) is independently developed or lawfully disclosed to Executive by a third party that is unrelated to the Company and is not bound by obligations of confidentiality to the Company with respect to such information.

    (b)    For one (1) year following the Termination Date, Executive will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity, or otherwise encourage or solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company.

    (c)    Executive agrees that Executive will not make any negative or disparaging statements or comments, either as fact or as opinion, about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. The Company agrees that it shall not, and shall cause its directors, executive officers, employees and representatives not to, make any negative or disparaging statements or comments, either as fact or as opinion, about Executive. Nothing in this paragraph will prohibit Executive or the Company from providing truthful information in response to a subpoena or other legal process.

    (d)    By signing below, Executive represents and warrants that she has returned to the Company all Company documents (and all copies thereof) and other Company property that Executive had in her possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). Executive understands that, even if Executive does not sign this Agreement, she is still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by Executive in connection with her employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s).    Executive's compliance with this Section 5(d) shall be a condition to her receipt of the Termination Benefits.

    (e)    In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to withhold all Termination Benefits from Executive in the event of her breach of this Section 5 prior to such payment.

    (f)    Nothing herein shall be construed to prohibit Executive from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading

Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to Executive’s attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

    (g)    For purposes of this Section 5, the term “Company” means not only Parent and Gossamer Services, but also as any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with such entities.

6.    Cooperation. As a condition of her receipt of the Termination Benefits, Executive agrees that, upon reasonable notice (after taking into account, to the extent reasonably practicable, her other personal and business commitments) and without the necessity of Company obtaining a subpoena or court order, she will provide reasonable cooperation to Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or any defense of any claims asserted against the Company or any of the Company’s current or former directors, officers, employees, partners, stockholders, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company that relates to events occurring during my employment as to which she may have relevant information and any other matter for which she was responsible or had knowledge of through the Termination Date. Such cooperation may include, but will not be limited to, providing background information within my knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities. Upon the reasonable request of Company, Executive agrees to cooperate with the transition of her job responsibilities following the Termination Date and cooperate in providing information on matters on which she was involved while an employee.
7.     Section 409A.

    (a)    The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

        (b)    The parties acknowledge that the Termination Date will constitute the date of Executive’s “separation from service” within the meaning of Section 409A. If, as of the date of her “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then the payment of the Termination Benefits shall be subject to the following provisions:

            (i)     Each installment of the severance payments that, in accordance with the dates and terms set forth in this Agreement, will in all circumstances, regardless of when the “separation from service” occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in this Agreement; and

        (ii) Each installment of the severance payments that is not described in clause (iii)(A) above and that would, absent this clause (ii), be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six (6) months and one (1) day after such “separation from service” (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six (6) months and one (1) day following Executive’s “separation from service” and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this Agreement; provided, however, that the preceding provisions of this clause (ii) shall not apply to any installment of severance payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the “separation from service” occurs.

        (iii)    The determination of whether and when Executive’s “separation from service” from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section l.409A-1(h). Solely for purposes of this paragraph (iv), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

    (c)    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of any eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

    (d)    Notwithstanding any other provision of this Agreement, the Company makes no representation or warranty and shall have no liability to Executive or to any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, that section. If either Executive or the Company reasonably determines that any payment to Executive will violate Section 409A, Executive and the Company agree to use reasonable best efforts to restructure the payment in a manner that is either exempt from or compliant with Section 409A to the extent that the restructuring is consistent with the original economic intent of the parties. Executive and the Company agree to execute any and all amendments to this Agreement (or any other applicable agreement) that are consistent with the original economic intent of the parties and promote compliance with the distribution provisions of Section 409A in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon)

associated with Section 409A. If it is determined that a payment to Executive was (or may be) made in violation of Section 409A, the Company will cooperate, to the extent commercially reasonable, with any effort by Executive to mitigate the tax consequences of such violation, including cooperation with Executive’s participation in any IRS voluntary compliance program or other correction procedure under Section 409A that may be available to Executive; provided, that such correction is consistent with the commercial intent of the parties hereunder; provided, further, that in no event shall the Company be obligated to incur any material cost in connection with its obligations under this sentence.

    8.    Section 280G. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and Executive (collectively, the “Payments”) (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be reduced to the extent necessary so that no portion of such Payments retained by Executive shall be subject to excise tax under Section 4999 of the Code; provided, however, such reduction shall only occur if after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, such reduction results in Executive’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code; provided, further, that this sentence shall not apply if, immediately before the change in ownership or control on which such Payment is contingent or otherwise relates, no stock in the Company is readily tradeable on an established securities market or otherwise (as determined in accordance with Treasury Reg. Section 1.280G-1 Q&A 6). In the event of a determination that such reduction is to take place, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Notwithstanding the foregoing, if any Payments would not be subject to such excise tax if the stockholder approval requirements of Section 280G(b)(5) of the Code are satisfied, subject to Executive’s waiver of the rights to such Payments in accordance with Section 280G of the Code with respect to any portion of the Payments that would otherwise be subject to excise tax imposed by Section 4999 of the Code (before giving effect to any reduction in Payments contemplated in the two preceding sentences), the Company shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the event giving rise to such payments. To the extent the Company submits any payment or benefit payable to Executive under this Agreement or otherwise to the Company’s stockholders for approval in accordance with Treasury Reg. Section 1.280G-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by Executive and in the order prescribed in the preceding paragraph. In no event shall Executive have any discretion with respect to the ordering of payment reductions. Unless Executive and the Company otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be subject to the consent of Executive, which shall not be unreasonably withheld. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph. If the limitation set forth in this paragraph is applied to reduce an amount payable to Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to Executive without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to the Company as though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under Section 1274(d) of the Code in respect of such loan). The parties acknowledge and agree that Executive’s termination of employment, and the Termination Benefits payable pursuant to this Agreement, were not undertaken in contemplation or expectation of a change in ownership or control of the Company.

    9.    Arbitration. To aid in the rapid and economical resolution of any disputes that may arise in the course of the employment relationship, Executive and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this Agreement, Company equity held by Executive, Executive’s employment relationship with the Company, or the termination of Executive’s employment or service relationship with the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California, conducted before a single neutral arbitrator selected and administered in accordance with the employment arbitration rules & procedures or then applicable equivalent rules of JAMS (the “JAMS Rules”) and the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq. A copy of the JAMS rules may be found on the JAMS website at www.jamsadr.com and will be provided to Executive by the Company upon request. BY AGREEING TO THIS ARBITRATION PROCEDURE, EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE, CLAIM OR DEMAND THROUGH A TRIAL BY JURY OR JUDGE OR BY ADMINISTRATIVE PROCEEDING IN ANY JURISDICTION. Executive will have the right to be represented by legal counsel at any arbitration proceeding, at Executive’s expense. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall administer and conduct any arbitration in accordance with California law and shall apply substantive and procedural California law to any such dispute, claim or demand, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief (or any other provisional remedy) in any court of competent jurisdiction pursuant to California Code of Civil Procedure Section 1281.8 to prevent irreparable harm (including, without limitation, pending the conclusion of any arbitration). The Company shall pay the arbitrator’s fees, arbitration expenses and any other costs unique to the arbitration proceeding (recognizing that each side shall bear its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court); provided, however, that the arbitrator shall award attorney’s fees and costs to the prevailing party, except as prohibited by law.

    10.    Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically via PDF and shall be effective on the date transmitted if confirmed within forty-eight (48) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to Executive shall be sent to her most recent residence and personal email address on file with the Company. Notice to the Company shall be sent to its physical address set forth on the first page hereto and addressed to the Chairperson of the Board at the email address provided by the Company for such person.

    11.    Entire Agreement. This Agreement, the Consulting Agreement and the PIIA, together with the Restricted Stock Agreements to the extent related to the Accelerated Equity (other than any Prior Agreements (as defined in the Offer Letter)) and the other documents referenced herein and therein, constitute the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral, including, without limitation, the Offer Letter. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect. The terms in this Agreement may only be modified in writing and signed by Executive and a member of the Board of Directors of Parent. In the event of any conflict between any of the terms in this Agreement and the terms of any other agreement between Executive and the Company, the terms of this Agreement will control.

    12.    Severability. Should any provision of the Agreement be determined by an arbitrator, court of competent jurisdiction or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above will otherwise remain effective to release any and all other claims. Executive acknowledges that she has obtained sufficient information to intelligently exercise her own judgment regarding the terms of the Agreement before executing the Agreement.

    13.    Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

    14.    Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

    15.    Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

    16.    Withholding and Other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

    17.    Knowing and Voluntary. Executive represents and agrees that, prior to signing this Agreement, Executive has had the opportunity to discuss the terms of this Agreement with legal counsel of her choosing. Executive further represents and agrees that she is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise was made to cause her to enter into this Agreement, other than what is promised in this Agreement. Executive further confirms that she has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for her agreement. Executive acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Executive and that Executive is free to, and is hereby advised to, consult with a legal or tax advisor of her choosing.

    18.    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

[Signature page follows]

EXECUTIVE’S ACCEPTANCE OF AGREEMENT

BEFORE SIGNING HER NAME TO THIS AGREEMENT, EXECUTIVE STATES THE FOLLOWING: EXECUTIVE HAS READ THE AGREEMENT, SHE UNDERSTANDS IT AND SHE KNOWS THAT SHE IS GIVING UP IMPORTANT RIGHTS. SHE HAS OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE HER OWN JUDGMENT. SHE HAS BEEN ADVISED THAT SHE SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND SHE HAS SIGNED THE AGREEMENT KNOWINGLY AND VOLUNTARILY.

Executed this 17 day of November, 2020.

/s/ Sheila Gujrathi
Sheila Gujrathi, M.D.

Agreed and Accepted:

Gossamer Bio Services, Inc.

/s/ Christian Waage
By: Christian Waage
Title: Secretary
Date: November 17, 2020

Gossamer Bio, Inc.

/s/ Christian Waage
By: Christian Waage
Title: Secretary
Date: November 17, 2020

Exhibit A

Consulting Agreement

Exhibit B

Proprietary Information and Inventions Assignment Agreement